Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeremy Neuhart
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG reports first quarter 2010 financial results

•	Moderate demand improvement throughout the quarter in several global end-use markets, resulting in 12 percent year-over-year volume growth for the company

•	Lower structural costs as a result of restructuring boost segment earnings versus previous year’s quarter

•	Significant improvement in year-over-year Industrial Coatings sales and earnings

•	Record results in Asia/Pacific region on 25 percent volume growth

•	Record first quarter Optical and Specialty Materials results on double-digit percent volume growth

•	Reported net income includes $85 million one-time charge related to a change in U.S. tax law that is part of recent U.S. health care legislation

PITTSBURGH, April 15, 2010 – PPG Industries (NYSE:PPG) today reported sales for the first quarter of $3.1 billion, an increase of 12 percent versus the prior year’s first quarter. First quarter reported net income was $30 million, or 18 cents per share, which included a significant charge related to a change in U.S. tax law. Adjusted net income was $117 million, or 70 cents per share. First quarter 2009 sales were $2.8 billion and the reported loss was $111 million, or 68 cents per share, which included a significant charge for business restructuring. Adjusted net income was $32 million, or 19 cents per share.

First quarter 2010 net income includes aftertax charges of $85 million, or 51 cents per share, as a result of a change in U.S. tax law that is part of the recently-enacted U.S. Patient Protection and Affordable Care Act, and $2 million, or 1 cent per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings. First quarter 2009 net loss includes aftertax charges of $141 million, or 86 cents per share, for business restructuring, and $2 million, or 1 cent per share, related to the proposed asbestos settlement.

“Throughout the first quarter, we continued to experience a moderate recovery in several of the global end-use markets we serve,” said Charles E. Bunch, PPG chairman and chief executive officer. “This recovery, combined with lower costs resulting from our restructuring initiatives and other cost-reduction actions, positively impacted our financial results in comparison with what were very low earnings levels last year.

“Higher year-over-year sales volumes were most evident in our Industrial Coatings segment,” Bunch said, “which benefited from improving global automotive builds and gains in several general industrial applications. Also, our investments over the past several years to expand our presence in emerging regions, such as Asia/Pacific, continue to pay off. This region, in addition to our Optical and Specialty Materials segment, posted record-setting results and continues to drive growth for the corporation.” Bunch added that several of PPG’s businesses experienced weather-related sales softness early in the quarter, but rebounded strongly. “We easily exceeded our internal projections for March,” he said.

“Overall for the quarter,” Bunch said, “I am very pleased that all of the hard work and difficult steps we took over the past 18 months, throughout the recession, to position the company for economic recovery are now beginning to yield measurable benefits.”

Looking ahead to the rest of the year, Bunch said he was “encouraged that we are now entering what has historically been PPG’s best quarter with a very low cost position and growing momentum.” He said several businesses that have been slower to recover, such as Commodity Chemicals, are beginning to exhibit signs of improvement that, combined with PPG’s continued cost-reduction and execution focus, provide the company with a clear path for continued earnings recovery.

Performance Coatings segment sales in the first quarter 2010 increased $37 million, or 4 percent, versus last year’s first quarter. Sales increased as a result of higher selling prices and favorable foreign currency. Volumes declined slightly with lower volumes in North America and Europe offsetting growth in Asia/Pacific and Latin America. Segment earnings grew $38 million, or 43 percent, due to lower costs, including the impacts of aggressive cost-management, and from the factors impacting sales.

Industrial Coatings segment sales for the quarter rose $249 million, or 39 percent, due to volume growth exceeding 30 percent, with higher year-over-year volumes in all businesses and regions. Foreign currency also aided sales. Segment earnings for the quarter were $101 million, an increase of $117 million from the prior year’s first quarter, due to the improved sales volumes along with reduced costs primarily from aggressive cost-reduction initiatives and restructuring actions.

Architectural Coatings – Europe, Middle East and Africa (EMEA) segment sales for the quarter increased $27 million, or 7 percent, due principally to stronger foreign currencies. Segment earnings grew $8 million due to lower costs.

Optical and Specialty Materials segment sales for the quarter increased $39 million, or 16 percent, as a result of double-digit percentage volume growth and foreign currency. Segment earnings rose $22 million due to the improved sales volumes.

Commodity Chemicals segment sales for the quarter decreased $33 million, or 9 percent, due to declines in year-over-year selling prices, partially offset by improving volumes. Segment earnings decreased $80 million due to the lower selling prices and higher input costs, which were partially countered by the higher sales volumes and lower manufacturing costs.

Glass segment sales increased $24 million, or 12 percent, compared with the prior year as a result of improved volumes and foreign currency, which were partially offset by lower pricing including reduced energy surcharges. The segment loss was $3 million, an improvement of $24 million, due to lower costs and higher equity earnings and royalty income, which offset the effects of the lower selling prices.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its first quarter financial performance today, Thursday, April 15, at 2 p.m. ET. The company will provide commentary and host questions and answers. The dial-in numbers are: in the United States, 866-277-1181; international, 617-597-5358; passcode 24441016. The conference call also will be available in listen-only mode via Internet broadcast from PPG’s Investor Center at ppg.com (Windows Media Player). A telephone replay will be available today, Thursday, April 15, beginning at approximately 5 p.m. ET, through Thursday, April 29, at 5 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 54091672. A Web replay also will be available on PPG’s Investor Center at ppg.com, beginning at approximately 4:30 p.m. ET, today, Thursday, April 15, 2010, through Friday, April 15, 2011.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income/(loss) and earnings/(loss) per common share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income/(loss) and earnings/(loss) per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income/(loss) or earnings/(loss) per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income/(loss) and earnings/(loss) per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income/(loss) and earnings/(loss) per share for the first quarters 2010 and 2009:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	Net Income
	$	EPS
First Quarter - 2010
Net Income (Attributable to PPG) as Reported	$30	$0.18
Change in U.S. Tax Law (U.S. Patient Protection and Affordable Care Act)	85	0.51
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$117	$0.70

	Net Income
	$	EPS
First Quarter - 2009

Net Loss (Attributable to PPG) as Reported	$(111)	$(0.68)
Business Restructuring Charge	141	0.86
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$32	$0.19

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended March 31
	2010	2009
Net sales	$3,126	$2,783
Cost of sales, exclusive of depreciation and amortization	1,944	1,718
Selling, R&D and admin expenses	823	810
Depreciation	89	88
Amortization	32	30
Interest expense	45	48
Asbestos settlement - net	3	4
Business restructuring	—	186
Other (earnings)/charges - net (Note A)	(16)	10

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	206	(111)
Income tax expense (benefit) (Note B)	147	(20)

Net income attributable to the controlling and noncontrolling interests	59	(91)
Less: Net income attributable to the noncontrolling interests	(29)	(20)

NET INCOME (LOSS) (ATTRIBUTABLE TO PPG)	30	(111)

Earnings (loss) per common share (attributable to PPG)	$0.18	$(0.68)

Earnings (loss) per common share (attributable to PPG)—assuming dilution	$0.18	$(0.68)

Average shares outstanding	165.9	164.0

Average shares outstanding—assuming dilution	167.0	164.4

Note A:

The amount for three months ended March 31, 2010, includes higher equity and royalty earnings of $25 million due to improved business conditions compared with the first quarter of 2009.

Note B:

Income tax expense for the quarter ended March 31, 2010 includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to tax law changes in health care legislation enacted by Congress in March 2010, that included a provision to reduce the amount of retiree medical costs that will be deductible after December 31, 2012. The remaining tax expense for the quarter ended March 31, 2010 of $62 million represents an effective tax rate on pretax earnings of approximately 30 percent. The effective tax rate on pretax earnings for the three months ended March 31, 2009 was 18 percent, consisting of a tax benefit of 24 percent on the charge for business restructuring and tax expense of approximately 33 percent on the remaining pretax earnings.

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31 2010	March 31 2009	Dec. 31 2009
($ in millions)
Current assets:
Cash and cash equivalents	$689	$531	$1,057
Receivables - net	2,809	2,713	2,628
Inventories	1,599	1,677	1,548
Other	825	849	748

Total current assets	$5,922	$5,770	$5,981

Current liabilities:
Short-term debt and current portion of long-term debt	$112	$869	$272
Asbestos settlement	544	484	534
Accounts payable and accrued liabilities	2,762	2,617	2,771

Total current liabilities	$3,418	$3,970	$3,577

Long-term debt	$3,051	$2,986	$3,074

PPG OPERATING METRICS (unaudited)

	March 31 2010	March 31 2009	Dec. 31 2009
($ in millions)
Operating Working Capital(1)
Amount	$2,794	$3,189	$2,672
As a percent of the quarter sales, annualized	22.3%	28.6%	21.4%

(1)	Operating working capital includes (1) receivables from customers net of the allowance for doubtful accounts plus (2) inventories on a FIFO basis less (3) the trade creditors liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended March 31
	2010	2009
	(millions)
Net sales
Performance Coatings	$965	$928
Industrial Coatings	893	644
Architectural Coatings - EMEA	436	409
Optical and Specialty Materials	284	245
Commodity Chemicals	328	361
Glass	220	196

TOTAL	$3,126	$2,783

Segment income (loss)
Performance Coatings	$127	$89
Industrial Coatings	101	(16)
Architectural Coatings - EMEA	11	3
Optical and Specialty Materials	82	60
Commodity Chemicals	3	83
Glass	(3)	(27)

TOTAL	321	192
Legacy items (Note A)	(18)	(25)
Business restructuring (Note B)	—	(186)
Asbestos settlement—net	(3)	(4)
Interest expense, net of interest income	(37)	(42)
Unallocated stock-based compensation (Note C)	(14)	(7)
Other unallocated corporate expense	(43)	(39)

INCOME (LOSS) BEFORE INCOME TAXES	$206	$(111)

Note A:

Legacy items include current costs related to former operations of the company including pension and other postretirement benefit costs, certain environmental remediation costs, and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings/(losses) from PPG's approximate 40-percent investment in Pittsburgh Glass Works (the former automotive glass and services business).

Note B:

For three months ended March 31, 2009, business restructuring includes charges of $39 million for the Performance Coatings segment, $91 million for the Industrial Coatings segment, $17 million for the Architectural Coatings—EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate.

Note C:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.